UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2010
NAVARRE CORPORATION
(Exact name of Registrant as specified in its charter)

Minnesota	000-22982	41-1704319

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7400 49th Avenue North, New Hope, MN 55428
(Address of principal executive offices)
Registrant’s telephone number, including area code: (763) 535-8333
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principle Officers; Election of Directors; Appointment of Principle Officers
Item 7.02 Regulation FD Disclosure
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Press Release

Item 1.01	Entry Into a Material Definitive Agreement
See Item 7.02 below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On August 10, 2010, Navarre Corporation (the “Company”) issued a press release announcing that J. Reid Porter had been promoted to the position of Chief Operating Officer of the Company, effective immediately. Mr. Porter will also continue in his existing role as Chief Financial Officer of the Company. A copy of this press release is furnished with this Form 8-K and attached hereto as exhibit 99.1.
Mr. Porter, 61, has been with the Company since December 2005 in the position of Executive Vice President and Chief Financial Officer. Prior to his tenure with the Company he served as Executive Vice President and Chief Financial Officer with IMC Global Inc. from 2001 through 2004.
Mr. Porter has previously entered into an Executive Severance Agreement with the Company (filed by the Company with the amendment to Current Report on Form 8-K on December 23, 2005) which remains in place and the terms of Mr. Porter’s compensation remain unchanged at this time.

Item 7.01	Regulation FD Disclosure
The Company’s August 10, 2010, press release discussed in Item 5.02 above additionally announced that that Ward Thomas had been named to the newly created position of President of Business Services and Development.
Mr. Thomas, 38, comes to the Company from Trend Micro Incorporated, a Tokyo-based leader in network antivirus and Internet content security software and services where he served as its Director of North America Consumer Sales from 2007 through 2010. Previous to that time, Mr. Thomas served in a variety of roles for the Company, most recently as Senior Vice President of Sales and Operations at FUNimation Entertainment from 2005 through 2007.
Mr. Thomas will receive an annual base salary of $270,000 and be eligible for a discretionary bonus of up to 50% of his base salary, based on both individual and Company performance. In connection with the appointment of Mr. Thomas, a written executive severance agreement was entered into by and between the Company and Mr. Thomas on August 12, 2010, effective as of the date of his employment. This agreement provides for severance payments in the event that the employment of Mr. Thomas is involuntarily terminated without cause, or is terminated by Mr. Thomas due to a material adverse change in his duties, responsibilities, authority or base salary. Severance payments equal from one-half to one times base salary and one times the average amount of bonus earned and paid with respect to the preceding three years. Severance payments are paid in a lump sum within 30 days after the date of termination. If applicable, severance payments will be offset by any income protection benefits payable during the first 12 months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans. Severance payments require a written release of all claims and agreements by the executive with respect to non-solicitation, confidentiality obligations and assignment of intellectual property rights. The agreement expires December 31, 2011; however, the term of the agreement automatically extends for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term. The foregoing summary of this agreement is qualified in its entirety by the terms of the agreement entered into by and between Mr. Thomas and the Company, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits. The following exhibits are filed with this document:

Exhibit
10.1	Executive Severance Agreement between Ward Thomas and Navarre Corporation dated August 12, 2010.
99.1	Press Release, dated August 10, 2010, issued by Navarre Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVARRE CORPORATION
Dated: August 13, 2010	By:	/s/ Ryan F. Urness
		Name:	Ryan F. Urness
		Title:	General Counsel and Secretary